Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Walt Disney Company of our report dated November 20, 2019 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company's Annual Report on Form 10-K for the year ended September 28, 2019.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
July 20, 2020